Exhibit 99.1

GUIDEWIRE TO ACQUIRE CYENCE

Acquisition will enable Guidewire to provide P&C insurers with cloud-based data listening and risk analytics solution for managing “21st century risks”

FOSTER CITY and SAN MATEO, Calif., October 6, 2017 – Guidewire Software, Inc. (NYSE: GWRE), a provider of software products to Property and Casualty (P&C) insurers, and Cyence, Inc., today announced that the companies have entered into a definitive agreement for Guidewire to acquire Cyence. Cyence is a software company that applies data science and risk analytics to enable P&C insurers to grow by underwriting “21st century risks” that have gone underinsured or uninsured.

These emerging risks — including cyber, reputation, and new forms of business interruption risk — pose unique challenges for insurers. Evolving rapidly, they typically lack extensive claims history to inform insurers’ underwriting and pricing determinations. Their complexity and non- obvious patterns of risk linkage and risk accumulation require more diverse and dynamic data sets to be modeled effectively. To meet this challenge, Cyence offers a data listening and risk analytics solution combining Internet-scale collection and curation of external data with sophisticated machine learning and risk modeling, which supports insurers’ product management, actuarial, underwriting, and enterprise risk management functions.

“Cyence is an exceptional technology company that, like Guidewire, focuses on serving the strategic needs of the P&C industry,” said Marcus Ryu, co-founder and CEO, Guidewire Software. “While Guidewire has focused on core operations, data management, and digital engagement, Cyence applies expertise in data science and machine learning to the modeling needs of insurance product design, pricing, and underwriting for 21st century risks. As traditional actuarial approaches struggle to address the unique characteristics of emerging risks like cyber, Cyence’s next-generation approach will enable insurers to broaden the scope and value of the products their policyholders need.”

“Cyence started applying our data science engine to cyber risk given the significant demand from the insurance industry on what is an existential threat for their insureds. We look forward to joining Guidewire and continuing our mission to enable insurers to enter new markets by insuring emerging risks like cyber,” said, Arvind Parthasarathi, co-founder and CEO, Cyence. “We are excited by the opportunity to power our approach with operational data and policy lifecycle support from Guidewire’s core systems and to join forces with the technology leader serving the P&C insurance industry.”

Total consideration for the acquisition is approximately $275 million, or $265 million net of $10 million cash on hand, subject to customary transaction adjustments. Consideration provided at closing will consist of net cash of approximately $140 million and approximately 1.6 million shares of newly issued Guidewire common stock. Of those shares, approximately 260,000 are in the form of deferred equity consideration, which are subject to the achievement of certain retention and operating milestones.

The transaction is expected to close early in Guidewire’s second fiscal quarter.

Conference Call Information

Management will hold a conference call and webcast today to discuss this transaction.

When:	Friday, October 6, 2017

Time:	8:30 am Eastern

Live Call:	(888) 298-3457, Domestic (719) 457-2628, International

Replay:	(844) 512-2921, Passcode 6379411, Domestic (412) 317-6671, Passcode 6379411, International

Webcast and supplemental slides:	http://ir.guidewire.com (live and replay)

About Cyence

Cyence empowers the insurance industry to understand the impact of emerging 21st century risks like cyber, business interruption, etc. Cyence’s unique data science combines data collection at scale,

machine learning and economic/risk modeling to create an insurance risk modeling platform. Cyence Platform and analytics are leveraged by leaders across the insurance industry to help understand and manage risks as well as to roll out new transformative insurance products. To learn more about Cyence, please visit www.cyence.net.

About Guidewire Software

Guidewire delivers the software that Property and Casualty (P&C) insurers need to adapt and succeed in a time of rapid industry change. We combine three elements – core operations, data and analytics, and digital engagement – into a platform that enhances insurers’ ability to engage and empower their customers and employees. More than 300 P&C insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to our ability to close, and the timing of the closing of, this transaction and the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Guidewire’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions and risks related to closing this transaction and integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Guidewire disclaims any obligation to update these forward- looking statements.

Media Contact: Diana Stott Guidewire Software, Inc. +1.650.356.4941 dstott@guidewire.com	Investor Contact: Garo Toomajanian ICR, LLC +1.650.357.5282 ir@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, and Guidewire BillingCenter are registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.